Exhibits

99.1	Press release dated August 22, 2013

For Immediate Release

Tengasco Announces Closing of Sale of Tennessee Assets

KNOXVILLE, Tenn., August 22, 2013 -- Tengasco, Inc. (NYSE MKT: TGC) announced that on August 16, 2013 the Company closed the sale of its Swan Creek field in Hancock County, Tennessee and all of its other Tennessee oil and natural gas leases and related properties together with its 67-mile natural gas pipeline system and related properties extending from the Swan Creek field to Kingsport, Tennessee, for $1.5 million pursuant to the terms of a previously announced March 1, 2013 purchase and sale agreement between the Company and Swan Creek Partners LLC and its affiliate General Gas Pipeline LLC.   The sale did not include the assets of Manufactured Methane Corporation, including the methane facility and electric generator at Carter Valley landfill in Hawkins County, Tennessee.

Closing of the sale had been contingent upon the Tennessee Regulatory Authority granting regulatory approval to General Gas Pipeline LLC for the transfer of utility status of the pipeline, and the Company receiving certain landowner approvals of assignment of pipeline easements.   The Tennessee Regulatory Authority granted transfer approval in July 2013 and the remaining conditions to closing were completed the first week of August 2013.

On closing of the sale, the Company now has no remaining oil or natural gas producing properties or lease position for oil or gas exploration in Tennessee, and no natural gas pipeline assets.  The Company has used all of the proceeds of this sale to pay down its borrowings, reducing the current balance owed under its existing credit facility with F&M Bank in Dallas, Texas from $5.2 million to approximately $3.8 million. As a result of the Company's impairment of its pipeline asset in 2012 to a reduced value of $1.4 million, it is anticipated that this sale will have no effect upon the Company's earnings in the current reporting period.

The statements contained in this release that are not purely historical are forward-looking statements within the meaning of applicable securities laws.  Forward-looking statements include statements regarding "expectations," "anticipations," "intentions," "beliefs," or "strategies" regarding the future.  Forward-looking statements also include statements regarding revenue, margins, expenses, and earnings analysis for 2013 and thereafter; oil and gas prices; reserve calculation and valuation; exploration activities; development expenditures; costs of regulatory compliance; environmental matters; technological developments; future products or product development; the Company's products and distribution development strategies; potential acquisitions or strategic alliances; and liquidity and anticipated cash needs and availability.  The Company's actual results could differ materially from the forward-looking statements.

Contact:	Mike Rugen, Chief Executive Officer
(865) 675-1554